As filed with the Securities and Exchange Commission on June 27, 2025

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABVC BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0014658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44370 Old Warm Springs Blvd.,

Fremont, CA 94538

(510) 668-0881

(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated 2016 Equity Incentive Plan

(Full title of the plan)

Dr. Uttam Patil

Chief Executive Officer

44370 Old Warm Springs Blvd.,

Fremont, CA 94538

(510)-668-0881- telephone

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Telephone: (917) 512-0827

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by ABVC BIOPHARMA, INC. (the “Registrant”) to register an additional 2,515,989 shares of common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the Second Amended and Restated 2016 Equity Incentive Plan (the “Second Amended and Restated Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION. *

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

* The document(s) containing the information specified in this Part I will be sent or given to participants in the 2016 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC” or “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on April 15, 2025;

●	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 30, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on January 6, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on April 15, 2025;

●	The Company’s Current Report on Form 8-K/A, filed with the SEC on April 16, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on May 1, 2025;

●	The Company’s Current Report on Form 8-K/A, filed with the SEC on May 2, 2025;

●	The Company’s Current Report on Form 8-K/A, filed with the SEC on May 6, 2025;

●	The Company’s Current Report on Form 8-K/A, filed with the SEC on May 14, 2025;

●	The Company’s Current Report on Form 8-K/A, filed with the SEC on May 30, 2025;

●	The Company’s Current Report on Form 8-K, filed with the SEC on June 4, 2025;

●	The description of the Company’s common stock and securities contained on Form 10-K filed with the SEC on April 15, 2025, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company’s authorized capital stock consists of:

●	100,000,000 shares of Common Stock, $0.001 par value per share; and

●	20,000,000 shares of preferred stock, $0.001 par value per share.

Our Common Stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our Common Stock in one or more series, with such voting powers, shall be stated in the resolution or resolutions.

Common Stock

As of the date hereof, there are 16,773,261 shares of our Common Stock issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to stockholders upon the liquidation, dissolution or winding up of the Company, subject to prior distribution rights of preferred stock then outstanding. There are no conversions, redemptions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of the date hereof, there is no preferred stock outstanding. Pursuant to the articles of incorporation of the Company, the Board of Directors is expressly granted the authority to issue preferred stock up to 20,000,000 shares and prescribe its designations.

The following description of preferred stock and the description of the terms of any particular series of preferred stock of the Company are not complete. The Company’s Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the Company’s Common Stock. These descriptions are qualified in their entirety by reference to the Company’s Articles of Incorporation, as amended, and the certificate of designation relating to each such series.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes Section (“NRS”) 78.138 Subsection 7 provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our Articles of Incorporation, as amended, provide that we will indemnify any person against expenses including without limitation, attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in call circumstances in which, and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect (the “Indemnification Provision”).

Nevada law provides a statutory framework covering indemnification of our directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. NRS 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of NRS Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The board of directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

The board of directors may from time to time adopt further Bylaws with respect to indemnification and amend the Bylaws to provide at all times the fullest indemnification permitted by the general corporation law of Nevada, as amended.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Taipei on June 27, 2025.

ABVC BIOPHARMA, INC.

By:	/s/ Uttam Patil
Uttam Patil
Chief Executive Officer

ABVC BIOPHARMA, INC.

By:	/s/ Uttam Patil
Uttam Patil
Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uttam Patil as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 27, 2025.

Signature	Title	Date

/s/ Uttam Patil	President and Chief Executive Officer	June 27, 2025
Uttam Patil	(Principal Executive Officer)

/s/ Uttam Patil	Interim Chief Financial Officer	June 27, 2025
Uttam Patil	(Principal Financial and Accounting Officer)

/s/ Eugene Jiang	Chairman of the Board of Directors	June 27, 2025
Eugene Jiang

/s/ Yen-Hsin Chou	Director	June 27, 2025
Yen-Hsin Chou

/s/ Hsin-Hui Miao	Director	June 27, 2025
Hsin-Hui Miao

/s/ Tsang-Ming Jiang	Director	June 27, 2025
Tsang-Ming Jiang

/s/ Shuling Jiang	Director	June 27, 2025
Shuling Jiang

/s/ Norimi Sakamoto	Director	June 27, 2025
Norimi Sakamoto

/s/ Tsung-Shann Jiang	Director	June 27, 2025
Tsung-Shann Jiang

/s/ Chang-Jen Jiang	Director	June 27, 2025
Chang-Jen Jiang

/s/ Yoshinobu Odaira	Director	June 27, 2025
Yoshinobu Odaira

/s/ Che-Wei Hsu	Director	June 27, 2025
Che-Wei Hsu

/s/ Yu-Min (Francis) Chung	Director	June 27, 2025
Yu-Min (Francis) Chung

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Hunter Taubman Fischer & Li LLC

10.1	2016 Equity Incentive Plan (Incorporated by reference to Exhibit 4.1 to Company’s Registration Statement on Form S-8, filed with the SEC on February 17, 2016)

10.2	Amended and Restated 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.17 to Company’s Annual Report on Form 10-K, filed with the SEC on March 16, 2021)

10.3*	Second Amended and Restated 2016 Equity Incentive Plan

23.1*	Consent of Simon & Edward, LLP

23.2*	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)

107*	Filing Fee Table

*	Filed herewith